Exhibit 10.2

NC TRANSACTION, INC.

RESTORATION PLAN

Amended and restated as of November 9, 2017

NC TRANSACTION, INC.

RESTORATION PLAN

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7.9.	Withholding.	16

7.10.	Severability.	16

7.11.	Governing Law.	16

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NC TRANSACTION, INC.

RESTORATION PLAN

The purpose of the NC Transaction, Inc. Restoration Plan (the “Plan”) is (i) to provide participants with supplemental retirement benefits in addition to the benefits payable from the Company’s or an Affiliated Entity’s qualified retirement plans and Social Security, (ii) to provide participants, on an unfunded basis, with those retirement benefits which would have become payable under either the NCTI Savings Plan or the Dow Jones 401(k) Plan but for the limitations directly or indirectly imposed by the Code on the contributions which could have been provided under such plans with respect to employee participants, and (iii) to provide the Company and its Affiliated Entities with a method of rewarding and retaining its management and highly compensated employees.

This Plan is intended to qualify as a plan solely for the benefit of a select group of management and highly compensated employees of the Company and certain of its subsidiary and affiliated business entities under the Employee Retirement Income Security Act of 1974, as amended, and shall be administered and interpreted in a manner consistent with such intent.

ARTICLE 1. DEFINITIONS

When used in this document, capitalized words and phrases will have the following meanings unless the context clearly requires a different meaning:

1.1. “Account”

means the account established on the Company’s books and records for each Participant which reflects the deferred amounts which the Company promises to pay to the Participant under the terms and conditions of this Plan. Each Participant’s Account may be subdivided into multiple subaccounts as necessary or convenient to reflect (i) the source of amounts credited to the subaccount or (ii) Interest Credits accrued pursuant to the Plan. References to a Participant’s “Account” shall refer to the Account in the aggregate, or any subaccount, as the context may dictate.

1.2. “Additional Compensation”

means the amount of a Participant’s annual Compensation, determined pursuant to Section 1.9, in excess of the Compensation Limit. In addition, the Committee, in its sole and absolute discretion, may elect to include other amounts in the Additional Compensation of an individual Participant.

1.3. “Affiliated Entity”

means any corporation, limited liability company, partnership, or other business entity or division or department of an entity having employees to whom the Board of Directors has extended (with the acceptance of such entity) the benefits of this Plan, or any successor entities of such an entity.

1.4. “Beneficiary”

means the person or persons designated as such by a Participant pursuant to Section 4.2(c) hereof to receive any amounts payable under this Plan with respect to such Participant following the Participant’s death or, if applicable, the contingent or default Beneficiary determined pursuant to Section 4.2(c).

1.5. “Board of Directors”

means the Board of Directors of NC Transaction, Inc.

1.6. “Code”

means the Internal Revenue Code of 1986, as amended from time to time.

1.7. “Committee”

means the Consolidated Plan Committee under the NCTI Savings Plan or any delegate or delegates authorized by the Committee to take action on its behalf.

1.8. “Company”

means NC Transaction, Inc., or its successors.

1.9. “Compensation”

means (i) for Participants in the NCTI Savings Plan, a Participant’s “Compensation” as defined under the NCTI Savings Plan for the Plan Year and (ii) for Participants in the Dow Jones 401(k) Plan, a Participant’s “Compensation” as defined under the Dow Jones 401(k) Plan for the Plan Year. Notwithstanding the foregoing, Compensation for a Plan Year in excess of the following amounts shall not be taken into account for purposes of this Plan: (i) for the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, Compensation in excess of $5 million, (ii) for other Employees of the Executive Leadership team who report directly to the Company’s Chief Executive Officer, Compensation in excess of $2 million, and (iii) for all Employees not covered by the preceding clauses (i) or (ii), Compensation in excess of $500,000.

1.10. “Compensation Limit”

means an amount determined and adjusted pursuant to Code section 401(a)(17) and the guidance issued thereunder that sets forth the maximum annual Compensation that may be taken into account under the NCTI Savings Plan or the Dow Jones 401(k) Plan, as applicable. The Compensation Limit for 2013 is $255,000.

1.11. “Disability”

means a condition under which a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or its Affiliated Entities.

1.12. “Dow Jones 401(k) Plan”

means the Dow Jones 401(k) Savings Plan, as amended from time to time.

1.13. “Eligible Employee”

means an Employee who is (i) either (a) an active participant in the NCTI Savings Plan or (b) an active participant in the Dow Jones 401(k) Plan and (ii) is not eligible to participate in any of the Company’s or an Affiliated Entity’s defined benefit pension plans.

1.14. “Employee”

means any person employed by an Employer (but only while the Employer is, or was, the Company or an Affiliated Entity, unless otherwise provided in this Plan). Employee shall include an individual who would be an Employee but who is on an approved leave of absence. Employee shall not include, however, any director of the Company or an Affiliated Entity not otherwise employed as an Employee.

1.15. “Employer”

means the Company or any Affiliated Entity that employs management or other highly compensated Employees who are Eligible Employees.

1.16. “Employer Credit”

means the amount that the Company or an Affiliated Entity credits to a Participant’s Account pursuant to Section 2.2 of the Plan with respect to any Plan Year.

1.17. “Interest Credit”

means the amount credited to a Participant’s Account pursuant to Section 3.1 and determined pursuant to Section 3.2.

1.18. “NCTI Savings Plan”

means the NC Transaction, Inc. Savings Plan, effective as of June 28, 2013, as amended from time to time.

1.19. “Participant”

means an Eligible Employee to whose Account the Company or an Affiliated Entity credits an Employer Credit under the terms of this Plan.

1.20. “Plan”

means the NC Transaction, Inc. Restoration Plan as set forth in this document and as amended from time to time.

1.21. “Plan Year”

means the twelve-month period beginning January 1 and ending December 31.

1.22. “Separation from Service”

means the Participant’s death, retirement, or other termination of employment with the Company or an Affiliated Entity, whether voluntary or involuntary, and shall be construed in accordance with Treasury Regulation Section 1.409A-1(h). For purposes of this Plan, a Separation from Service shall include the date as of which a person recovers from a Disability and does not return to employment with the Company or any Affiliated Entity and shall not mean a leave of absence as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract and there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliated Entity. For a Participant who is employed by an Affiliated Entity, unless otherwise provided by the Committee, in its sole and absolute discretion, a Separation from Service hereunder shall also be deemed to occur as of the date that such Participant’s Employer ceases to be within the Company’s controlled group, determined pursuant to Code Sections 414(b), (c), or (m), whether by merger, sale, exchange, or other transaction, if such Participant remains employed by such Affiliated Entity as of and after such transaction.

1.23. “Termination of Employment”

means the later to occur of (i) a Participant’s termination of employment with the Company or an Affiliated Entity, for any reason, whether voluntary or involuntary, or (ii) a Participant’s Separation from Service as an Employee. References to “termination of employment” shall be deemed to refer to a “separation from service” within the meaning of Code Section 409A.

For participants in the NCTI Savings Plan, words and phrases defined in the NCTI Savings Plan shall have the same meanings when used herein unless expressly provided to the contrary herein. For participants in the Dow Jones 401(k) Plan, words and phrases defined in the Dow Jones 401(k) Plan shall have the same meanings when used herein unless expressly provided to the contrary herein.

ARTICLE 2. PARTICIPATION AND EMPLOYER CREDITS

2.1. Participation.

(a) Participation in the Plan. Participation in the Plan shall be limited to each Eligible Employee with respect to whom allocations of employer contributions under the NCTI Savings Plan or the Dow Jones 401(k) Plan are reduced or limited as a result of the Compensation Limit.

(b) Becoming a Participant. An Eligible Employee shall become a Participant upon his having an amount credited to his Account as an Employer Credit by the Company or an Affiliated Entity.

2.2. Employer Credits.

(a) Determination of Employer Credits. A Participant in the Plan shall be eligible to receive an Employer Credit equal to 5.5% of such Participant’s Additional Compensation for a Plan Year.

(b) Crediting of Employer Credits. An Employer Credit shall be credited to the Account under the Plan of a Participant who satisfies the requirements of Section 2.1(a) with respect to each pay period during the Plan Year in which the Participant has received Additional Compensation for such Plan Year.

2.3. Vesting.

Any amount credited to a Participant’s Account, including Employer Credits and Interest Credits on such amounts pursuant to Section 3.1 hereof, will fully (100%) vest upon the Participant’s attainment of two (2) Years of Service.

ARTICLE 3. INTEREST CREDITS

3.1. Interest Credits.

At the end of each Plan Year, at any time designated by the Committee, and immediately prior to the payment of any benefits hereunder, each Participant’s Account shall be credited with Interest Credits, determined pursuant to Section 3.2, that have accrued over such Plan Year, or if more recent, from the date that a preceding Interest Credit was credited under this Section 3.1, if any.

3.2. Determination of Interest Credits.

Each Participant’s Account shall accrue Interest Credits as if all amounts in the Account, including Employer Credits and previous Interest Credits, were invested in a Money Market interest-bearing vehicle chosen by the Committee, in its sole and absolute discretion.

ARTICLE 4. TERMINATION AND DISTRIBUTION

4.1. Termination of Active Participation.

(a) Direction by Committee. The Committee may direct that a Participant’s active participation in this Plan be terminated at any time regardless of whether the Participant’s employment with the Company and/or Affiliated Entities has terminated (provided, however, that deferrals shall cease for any Plan Year only to the extent such cessation would not violate Section 409A of the Code). If a Participant’s active participation in the Plan is terminated and he continues in employment with the Company or an Affiliated Entity, the Participant will not be eligible to receive Employer Credits, but his Account will continue to be deferred and will be credited with Interest Credits until distributed following his Separation from Service.

(b) Termination of Employment. Each Participant’s active participation in this Plan will terminate automatically upon his Termination of Employment.

4.2. Distribution of Account.

A Participant’s Account shall only be distributed upon such Participant’s Separation from Service and shall be distributed pursuant to this Section 4.2.

(a) Form of Distributions. Upon a Participant’s Separation from Service, the amounts credited to his Account will be paid to the Participant or, in the event of the Participant’s death, to his beneficiary, as provided herein.

(1) If the balance in a Participant’s Account on the last day of the calendar quarter in which a Separation from Service occurs is less than or equal to the amount determined under Code Section 402(g) for that Plan Year (the “402(g) Amount”), or if the Participant’s Separation from Service occurs prior to his attainment of age fifty-five (55), then:

(A) if the Participant’s Separation from Service is as a result of death, the balance of the Participant’s Account will be distributed in a single lump-sum payment in the first (1st) month of the calendar quarter following the effective date of such Separation from Service, or

(B) if the Participant’s Separation from Service is for any reason other than death, then the balance of all amounts in the Participant’s Account will be distributed in a single lump-sum payment as soon as administratively practicable following six (6) months after such Participant’s Separation from Service.

(2) If the balance in a Participant’s Account on the last day of the calendar quarter in which a Separation from Service occurs is greater than the 402(g) Amount and the Participant’s Separation from Service occurs on or after his attainment of age fifty-five (55), then distribution will be made in ten (10) consecutive annual installments. Installments will be calculated in the manner described in Section 4.2(b).

(A) If the Participant’s Separation from Service is as a result of death, the first of any installment payments shall be made in the first (1st) month of the calendar quarter following the effective date of such Separation from Service, and any subsequent installments shall be made in January of each year thereafter during the elected distribution period.

(B) If a Participant’s Separation from Service is for any reason other than death, then the first of any installment payments attributable to all amounts in the Participant’s Account shall be made as soon as administratively practicable following six (6) months after such Participant’s Separation from Service, and any subsequent installments shall be made in January of each year thereafter during the elected distribution period.

(b) Calculation of Installments. If a distribution is paid in annual installments, each installment payment (except the last) will equal the balance in the Participant’s Account on the last business day preceding the date of payment divided by the number of remaining installments (including the installment being paid). The final installment will be equal to the balance in the Participant’s Account on the date of payment.

(c) Beneficiary Designation. Each Participant will have the revocable right to make a written designation of one or more Beneficiaries and one or more contingent Beneficiaries. The designation of a Beneficiary and/or contingent Beneficiary, and any revocation and new designation, will be effective when received by the Committee.

(1) In the event of a Participant’s death prior to the payment of all amounts in his Account, remaining amounts will be paid to the Participant’s Beneficiary or Beneficiaries. If the Participant is predeceased by his designated Beneficiary or Beneficiaries, all remaining amounts will be paid to the Participant’s contingent Beneficiary or Beneficiaries. If no Beneficiary is designated, or if all designated Beneficiaries and contingent Beneficiaries have predeceased the Participant, any unpaid amounts will be paid to the executor or other legal representative of the Participant’s estate.

(2) If distribution of the Participant’s Account has begun in installments prior to his death, the remaining installments will be paid when due to his Beneficiary, contingent Beneficiary, or estate, as the case may be, as determined in subsection (c)(1) above. If distribution has not yet begun, the Participant’s Account will be distributed to his Beneficiary, contingent Beneficiary, or estate, as the case may be, in accordance with Section 4.2(a). Notwithstanding the foregoing, if a Participant has no surviving Beneficiary or contingent Beneficiary, the Committee may, in its sole and absolute discretion, direct that the unpaid balance in his Account be paid in a single lump-sum payment to the Participant’s estate.

ARTICLE 5. ADMINISTRATION OF PLAN

5.1. Committee Action and Delegation.

(a) Committee Action. The action of the Committee will be determined by the vote or other affirmative expression of a majority of its members. Action may be taken by the Committee at a meeting or in writing without a meeting. The members of the Committee will elect one of their number as chairman and will select a secretary who may (but need not) be a member of the Committee. The secretary will keep a record of all meetings and acts of the Committee and will have custody of all records and documents pertaining to its operations. Any member or the secretary may execute any certificate or other written direction on behalf of the Committee.

(b) Delegation of Duties. The Committee may delegate all or any portion of its duties to a member of the Committee or another person selected to be Plan Administrator. The Committee may retain an independent record keeper for purposes of Plan administration and delegate to the record keeper the responsibility for maintaining Participants’ Accounts and distributions.

5.2. Effect of Committee’s Action.

(a) Interpretation of Plan. The Plan will be interpreted by the Committee in accordance with the terms of the Plan and their intended meanings. However, the Committee will have the authority to make any findings of fact needed in the administration of the Plan and will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole and absolute discretion. The validity of any such finding of fact, interpretation, construction, or decision will not be given de novo review if challenged in court or in any other forum and will be upheld unless clearly arbitrary and capricious.

(b) Discretionary Authority. To the extent the Committee or any Committee delegate has been granted discretionary authority under the Plan, the prior exercise of such authority will not obligate it to exercise such authority in a like fashion thereafter.

(c) Corrective Amendments. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision will be considered ambiguous and will be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee. The Committee will amend the Plan retroactively to cure any such ambiguity, notwithstanding anything in the Plan to the contrary.

(d) Committee Actions Binding. This Section 5.2 may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee will be final and binding upon all persons claiming any interest in or under the Plan.

ARTICLE 6. CLAIMS PROCEDURE

6.1. Claims.

(a) Claims for Benefits. Any claim for benefits by a Participant or anyone claiming through a Participant under the Plan (the “Claimant”) shall be delivered in writing (or in such electronic form as designated by the Committee) by the Claimant to the Committee. The claim shall identify the benefits being requested and shall include a statement of the reasons why the benefits should be granted. The Committee shall grant or deny the claim. If the claim is denied in whole or in part, the Committee shall give written (or in such electronic form as designated by the Committee) notice to the Claimant setting forth: (a) the reasons for the denial, (b) specific reference to pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information necessary to request a review of the claim and an explanation of why such material or information is necessary, (d) an explanation of the Plan’s claims review procedure, including the right to bring a civil action under Section 502(a) of ERISA following exhaustion of such claims review procedures, (e) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant (as defined by Department of Labor Regulation Section 2560.503-1(m)) to the claim. The notice shall be furnished to the Claimant within a period of time not exceeding ninety (90) days (or forty-five (45) days in the event of a claim involving a Disability determination) after receipt of the claim, except that such period of time may be extended, if special circumstances should require, for an additional ninety (90) days (or thirty (30) days in the case of a Disability determination) commencing at the end of the initial ninety (90)-day (or, as applicable, forty-five (45)-day) period. In the case of a claim involving a Disability determination, the Committee may extend this period for an additional thirty (30) days if the Claimant is notified of the extension before the end of the initial thirty (30)-day extension. Written (or in such electronic form as designated by the Committee) notice of any such extension shall be given to the Claimant before the expiration of the initial period and shall indicate the special circumstances requiring the extension and the date by which the final decision is expected to be rendered.

(b) Appeals Procedure. A Claimant who has been denied a claim for benefits, in whole or in part, may, within a period of sixty (60) days (or one hundred and eighty (180) days in the case of a claim involving a Disability determination) following his receipt of the denial, request a review of such denial by filing a written (or in such electronic form as designated by the Committee) notice of appeal with the Committee. If the written request for review is not made within the specified sixty (60)-day (or, as applicable, one hundred and eighty (180)-day) period, the Claimant will waive the right to review by the Committee. In connection with an appeal, the Claimant (or his authorized representative) may review, free of charge, pertinent documents and may submit evidence and arguments in writing (or in such electronic form as designated by the Committee) to the Committee, regardless of whether or not such information was considered in connection with the initial benefits determination. The Committee may decide the questions presented by the appeal, either with or without holding a hearing, and shall issue to the Claimant a written (or in such electronic form as designated by the Committee) notice setting forth: (a) the specific reasons for the decision, (b) specific reference to the pertinent Plan provisions on which the decision is based, (c) a statement that, upon written request and free of charge, the claimant will be provided reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a). The notice shall be issued within a period of time not exceeding sixty (60) days (or forty-five (45) days in the event of a claim involving a Disability determination) after receipt of the request for review; except that such period of time may be extended, if special circumstances (including, but not limited to, the need to hold a hearing) should require, for an additional sixty (60) days commencing at the end of the initial sixty (60)-day (or, as applicable, forty-five (45)-day) period. Written (or in such electronic form as designated by the Committee) notice of any such extension shall be provided to the Claimant prior to the expiration of the initial sixty (60)-day (or, as applicable, forty-five (45)-day) period. The decision of the Committee shall be final and conclusive.

(c) Exhaustion of Remedies. The procedures under this Section 6.1 shall be the exclusive procedures for claiming benefits under the Plan. No legal or equitable action for benefits under the Plan shall be brought unless and until the Claimant (i) has submitted a written (or in such electronic form as designated by the Committee) application for benefits in accordance with Section 6.1(a), (ii) has been notified by the Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with Section 6.1(b), and (iv) has been notified in writing that the Committee has affirmed the denial of the application; provided, that legal action may be brought after the Committee has failed to take any action on the claim within the time periods prescribed in Section 6.1(b).

(d) Limitation on Commencing Actions. In no event may any legal or equitable action for benefits under the Plan be brought in a court of law or equity with respect to any claim for benefits more than one (1) year after the final denial (or deemed final denial) of the claim by the Committee.

ARTICLE 7. MISCELLANEOUS

7.1. Amendment or Termination of the Plan.

The Company reserves the right to amend or terminate this Plan at any time, provided that no amendment or termination will adversely affect the right of any Participant or Beneficiary to a payment under the Plan or reduce any Participant’s Account. Amendment or termination will be by written instrument executed by the Company. Notwithstanding the foregoing, upon any termination of this Plan, the Company may, in its sole and absolute discretion, accelerate the payment of amounts under all Accounts upon termination of this Plan to the extent permissible under Section 409A of the Code without the imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code.

7.2. No Contract for Employment.

Nothing in the Plan shall confer upon a Participant the right to continue in the employ of the Company or an Affiliated Entity or shall limit or restrict the right of the Company or any Affiliated Entity to terminate the employment of a Participant at any time with or without cause.

7.3. Payments to Persons under Legal Disability.

If any benefit payment hereunder becomes payable to a Participant determined by the Committee to be under any legal incapacity, payments under this Plan shall be made instead to the guardian or legal representative of such person and such payment shall constitute a full and complete discharge of all obligations under the Plan to the Participant.

7.4. Unclaimed Benefits.

Each Participant shall keep the Committee informed of his current address and the current address of his Beneficiary(ies). The Committee shall not be obligated to search for the whereabouts of any Participant or Beneficiary, and if such person cannot be located within three (3) years from the date any payment hereunder is first due to be made, then there shall be no further obligation to pay any benefits under this Plan to such Participant or Beneficiary, and such benefit shall be irrevocably forfeited.

7.5. Multiple Claims for Benefits.

If multiple claims are received by the Committee with respect to any benefits payable under this Plan, payment by the Committee to such person or persons as the Committee determines to be entitled to receive such payment shall constitute a full and complete discharge of all obligations under this Plan with respect to such payment. Benefit payments under this Plan may be suspended by the Committee pending resolution of multiple claims to the satisfaction of the Committee.

7.6. Construction.

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa. The section and other headings contained in this Plan are for reference purposes only and will not control or affect the construction of this Plan or its interpretation in any respect. Section and subsection references are to this Plan unless otherwise specified.

7.7. Funding.

(a) This Plan is an unfunded plan of deferred compensation which is not intended to meet the qualification requirements of Section 401 of the Code. Each Participant’s Account represents the unsecured contractual obligation of the Company.

(b) Although not obligated to do so, the Company may choose to set aside funds or other assets to assist in funding its obligations under this Plan. Such funds or assets may be placed in trust with a trustee selected by the Committee subject to such agreement as the Committee may approve. The Committee will direct the investment of any such funds in a manner designed to assist the Company in meeting its obligations. The principal and any earnings on funds set aside in trust will be used exclusively to assist the Company in meeting its obligations under this Plan, but Participants and any Beneficiaries will have no preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time any such assets are paid to the Participants or Beneficiaries as benefits. All assets in the trust will be subject to the claims of the Company’s general creditors under state and federal law in the event of insolvency or bankruptcy of the Company.

(c) No Participant will have any right, title, or interest in or to any investments which the Company may make to aid in meeting its obligations under this Plan. Nothing contained in this document and no action taken pursuant to its provisions will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or the Committee and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to this Plan, such rights will be no greater than the right of an unsecured creditor of the Company.

7.8. Participant’s Interest.

No Participant may assign, transfer, alienate, or encumber in any manner his interest under this Plan. No Participant may borrow funds and grant a security interest or otherwise pledge his rights under this Plan. No provision of this Plan will be construed to limit the right of the Company to discharge any Participant or to confer upon any Participant the right to continued employment or any other right not specifically granted in this document.

7.9. Withholding.

To the extent required by federal, state, and local laws, distributions from the Plan shall be subject to income tax and other withholding obligations.

7.10. Severability.

If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

7.11. Governing Law.

This Plan and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.